EXHIBIT 1.(c)

                                                                    2/23/95
                                  __________ Shares
                               TYCO INTERNATIONAL LTD.
                            (a Massachusetts corporation)
                                     Common Stock
                              (Par Value $.50 Per Share)
                               INTERSYNDICATE AGREEMENT
                               ------------------------

                    Agreement, dated February 23, 1995, among (A) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch
          (NY)"), Goldman, Sachs & Co., Donaldson Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. (together, the "U.S. Representatives") for the U.S. Underwriters (the "U.S. Underwriters") listed in Schedule B to the U.S. Purchase Agreement (the "U.S. Purchase Agreement"), dated February 23, 1995, with Tyco International Ltd., a Massachusetts corporation (the "Company") and each of the Stockholders of the Company listed in Schedule A to the U.S. Purchase Agreement (collectively, the "Selling Securityholders") and (B) Merrill Lynch International Limited ("MLI"), Goldman Sachs International, Donaldson Lufkin & Jenrette Securities Corporation and Lehman Brothers International (Europe) (together, the "Lead Managers") for the Managers (the "Managers") listed in Schedule B to the International Purchase Agreement (the "International Purchase Agreement"), dated February 23, 1995, with the Company and the Selling Securityholders. The U.S. Purchase Agreement and the International Purchase Agreement are together referred to herein as the "Purchase Agreements." Terms not defined herein are used as defined in the Purchase Agreements referred to above.
                    The U.S. Underwriters, pursuant to the U.S. Purchase Agreement, have agreed to purchase the U.S. Purchased Shares, U.S. Warrants and U.S. Reallocation Rights and have been granted an option by the Selling Securityholders to purchase the U.S. Underwriters' pro rata portion of the U.S. Option Shares to cover over-allotments, and the Managers, pursuant to the International Purchase Agreement, have agreed to purchase the International Purchased Shares, International Warrants and International Reallocation Rights and have been granted an option by the Selling Securityholders to purchase the Managers' pro rata portion of the International Option Shares to cover over-allotments. In connection with the foregoing, the U.S. Underwriters and the Managers deem it necessary and advisable that certain of the activities of the U.S. Underwriters and the Managers be coordinated pursuant to this Agreement.

                    1. The U.S. Underwriters, acting through the U.S. Representatives and the Managers, acting through the Lead Managers, agree that they will consult each other as to the availability of the U.S. Purchased Shares, the shares of Common Stock issuable upon exercise of the U.S. Warrants or the shares of Common Stock acquirable upon exercise of the U.S. Reallocation Rights, pursuant to the U.S. Purchase Agreement (collectively, the "Initial U.S. Shares") and the U.S. Option Shares (the Initial U.S. Shares and the U.S. Option Shares are collectively hereinafter called the "U.S. Shares") and as to the availability of the International Purchased Shares, the shares of Common Stock issuable upon exercise of the International Warrants or the shares of Common Stock acquirable upon exercise of the International Reallocation Rights (collectively, the "Initial International Shares") and the International Option Shares (the Initial International Shares and the International Option Shares are collectively hereinafter called the "International Shares"), pursuant to the International Purchase Agreement, in either case, from time to time until the termination of the selling restrictions applicable to the respective offerings by the U.S. Representatives and the Lead Managers. Based upon information received from the Managers and the U.S. Underwriters, respectively, MLI on behalf of the Managers agrees to advise the U.S. Representatives and Merrill Lynch (NY) on behalf of the U.S. Underwriters agrees to advise the Lead Managers from time to time upon request during the consultation period contemplated above, of the respective number of securities purchased pursuant to the International Purchase Agreement and securities purchased pursuant to the U.S. Purchase Agreement remaining unsold. From time to time as mutually agreed upon between MLI on behalf of the Managers and Merrill Lynch (NY) on behalf of the U.S. Underwriters, (a) MLI on behalf of the Managers will sell for the account of one or more Managers to Merrill Lynch (NY) on behalf of the U.S. Underwriters, for the account of one or more U.S. Underwriters, such number of International Shares (or the underlying securities exercisable into such International Shares) purchased pursuant to the International Purchase Agreement and remaining unsold; and (b) Merrill Lynch (NY) on behalf of the U.S. Underwriters will sell for the account of one or more U.S. Underwriters to MLI on behalf of the Managers, for the account of one or more Managers, such number of U.S. Shares (or the underlying securities exercisable into such U.S. Shares) purchased pursuant to the U.S. Purchase Agreement and remaining unsold.
                    Unless otherwise determined by mutual agreement of the U.S. Representatives and the Lead Managers, (a) the price of any shares of Common Stock so sold shall be the initial public offering price less the selling concession in each case as set forth in the U.S. Prospectus and (b) the price of any Warrants or Reallocation Rights shall be as set forth in the Purchase Agreements. Settlement between the U.S. Representatives and the Lead Managers with respect to any securities transferred hereunder at least three business days prior to the Closing Time shall be made at Closing Time and, in the case of purchases and sales made thereafter, as promptly as practicable but in no event later than five business days after the transfer date. Certificates

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          representing the Common Stock (or the underlying securities exercisable into such Common Stock) so purchased shall be delivered on or about the respective settlement dates. The liability for payment to the Selling Securityholders of the purchase price of the securities being purchased by the U.S. Underwriters and the Managers under the Purchase Agreements shall not be affected by the provisions of this Agreement.
                    Each U.S. Underwriter, acting through the U.S. Representatives, agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions contemplated hereunder conducted by it, it will offer, sell or deliver Common Stock, directly or indirectly, only to persons whom it believes may be a United States Person or a Canadian Person (as such terms are defined below) and persons whom it believes intend to reoffer, resell or deliver directly or indirectly the same to a United States Person or a Canadian Person, and any dealer to whom such U.S. Underwriter may sell Common Stock will agree that it will only offer, resell or deliver Common Stock directly or indirectly to persons whom such dealer believes may be a United States Person or a Canadian Person or at a reallowance only to other dealers who so agree.
                    Each Manager, acting through the Lead Managers, agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions contemplated hereunder, it will not offer, sell or deliver Common Stock, directly or indirectly, to any person whom it believes may be a United States Person or a Canadian Person or any person whom it believes may intend to reoffer, resell or deliver directly or indirectly the same to any United States Person or any Canadian Person, and any dealer, bank or broker to whom such Manager may sell Common Stock will agree that it will not offer, resell or deliver any Common Stock directly or indirectly to any person whom such dealer, bank or broker believes may be a United States Person or a Canadian Person nor at a reallowance to other dealers, bankers or brokers who do not so agree.
                    For purposes of this Agreement, "United States Person" shall mean any individual who is resident in the United States, or any corporation, pension, profit-sharing or other trust or entity organized under or governed by the laws of the United States or any political subdivision thereof (other than the foreign branch or office of any United States Person), and shall include any United States branch of a person other than a United States Person. "United States" shall mean the United States of America, its territories, its possessions and all areas subject to its jurisdiction. "Canadian Person" shall mean any individual who is resident in Canada, or any corporation, pension, profit-sharing or other trust or entity organized under or governed by the laws of Canada or any political subdivision thereof (other than the foreign branch or office of any Canadian Person), and shall include any Canadian branch or office of a person other than a

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
          Canadian Person. "Canada" shall mean Canada, its territories, its possessions and all areas subject to its jurisdiction.
                    2. All stabilization transactions shall be conducted at the direction and subject to the control of Merrill Lynch (NY) as hereinafter provided, so that stabilization activities worldwide shall be coordinated and conducted in compliance with any applicable laws and regulations. From time to time upon the request of MLI, Merrill Lynch (NY) will inform MLI of stabilization transactions effected pursuant to this Section.
                         a. The Lead Managers undertake, and agree to cause all Managers to undertake, that in connection with the distribution of Common Stock they will comply: with the applicable rules and regulations of the United States National Association of Securities Dealers, Inc.; with the prohibitions against trading by persons interested in a distribution; and with the requirements for the filing of all notices and reports relating thereto set forth in Rules 10b-6, 10b-7 and 17a-2 under the United States Securities Exchange Act of 1934 and the Agreement Among Managers entered into by the Managers (the "AAM"). The Lead Managers will cause each dealer which has agreed to participate or is participating in the distribution to give a similar undertaking.
                         b.
          Merrill Lynch (NY) shall have sole responsibility with respect to any action which they may take to make over-allotments in arranging for sales of U.S. Option Shares and International Option Shares and shall have direction and control of any action taken for stabilizing the market price of the Common Stock, whether in the United States or on European stock exchanges or otherwise.
          All stabilization transactions by Merrill Lynch (NY) shall be for the respective accounts of the several U.S. Underwriters and Managers in the proportions set forth in Section 4 hereof. The net commitment for long or short accounts of the U.S. Underwriters or the Managers pursuant to such stabilization transactions shall not exceed the number of U.S. Option Shares or International
          Option Shares, as the case may be. The exercise by the U.S. Underwriters and the Managers of their respective options to purchase U.S. Option Shares and International Option Shares shall be at the direction of Merrill Lynch (NY).
                    3. Merrill Lynch (NY) and MLI shall consult with each other as to the reservations for sale of the International Shares made under the AAM, and upon reaching agreement with respect thereto, MLI shall reserve for sale and sell to the U.S.
          Underwriters, dealers, bankers, brokers and others indicated by Merrill Lynch (NY), for the account of the respective Managers, International Shares to be purchased by such Managers, in the manner and at the price contemplated by Section 1 hereof.
                    4. The U.S. Representatives and the Lead Managers shall agree as to the expenses which will constitute expenses of

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

          the underwriting and distribution of the Common Stock to the U.S. Underwriters and the Managers, which expenses, as well as any stabilizing profits or losses, shall be allocated among the U.S. Underwriters and the Managers in the same proportion as the number of U.S. Shares (including shares of Common Stock issuable upon exercise of acquired warrants or reallocation rights) purchased under the U.S. Purchase Agreement, and the number of International Shares (including shares of Common Stock issuable upon exercise of acquired Warrants or Reallocation Rights) purchased under the International Purchase Agreement bear to the aggregate number of shares of Common Stock purchased under the Purchase Agreements. Except with respect to such common expenses, the Managers will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the International Shares purchased by the Managers from the Selling Securityholders and the U.S. Underwriters will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the U.S. Shares purchased by the U.S. Underwriters from the Selling Securityholders.
                    5. The U.S. Representatives and the Lead Managers agree that:
                         a. if the Closing Time is not on the day provided in the Purchase Agreements, the U.S. Representatives and the Lead Managers will mutually agree on a postponed date within the time permitted by the Purchase Agreements and the settlement dates herein provided shall be adjusted accordingly;
                         b. changes in the offering price to the public or in the concession and reallowance to dealers, bankers or brokers will be made only after consultation, but in accordance with the direction of the U.S. Representatives, during the consultation period specified in the first sentence of Section 1 hereof;
                         c. the U.S. Representatives and the Lead Managers will each keep the other fully informed of the progress of the offering and distribution of the Common Stock;
                         d. the Lead Managers agree that they will cause the termination of the AAM at such time as the U.S. Representatives shall determine; and
                         e. advertising with respect to the offering shall be as mutually agreed upon by the U.S. Representatives and the Lead Managers.
                    6. This Agreement may be amended prior to the Closing Time by mutual written consent.
                    7.   This Agreement may be signed in various
          counterparts, which together shall constitute one and the same instrument.


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



                    IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.
                    Acting on behalf of themselves and the other U.S.
          Underwriters:

          Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
          Goldman, Sachs & Co.
          Donaldson, Lufkin & Jenrette Securities Corporation
          Lehman Brothers Inc.

          By:  Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated

          By: ______________________________________


          Acting on behalf of themselves and the other Managers:

          Merrill Lynch International Limited
          Goldman Sachs International
          Donaldson, Lufkin & Jenrette Securities Corporation
          Lehman Brothers International (Europe)

          By:  Merrill Lynch International Limited

          By: ______________________________________


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